As filed with the Securities and Exchange Commission on June 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMPERIAL CHEMICAL INDUSTRIES PLC
(Exact name of registrant as specified in its charter)

ENGLAND	13-2998099
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

20 MANCHESTER SQUARE, LONDON W1U 3AN ENGLAND
(Address of principal executive offices)

SENIOR STAFF SHARE APPRECIATION RIGHTS PLAN OF ICI AMERICAN HOLDINGS INC.

ICI PERFORMANCE SHARE PLAN

IMPERIAL CHEMICAL INDUSTRIES PLC RESTRICTED SHARE PLAN

ICI PERFORMANCE GROWTH PLAN

ICI EXECUTIVE SHARE OPTION PLAN 2004

(Full title of each plan)

Thomas M. Hindmarch
Law Department
ICI Group Services Inc.
10 Finderne Avenue
Bridgewater, New Jersey 08807
(Name and address of agent for service)

908-203-2862
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of each class of securities to be registered		Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price			Amount of registration fee
American Depositary		4,504,992 shs(4)	$17.00	(2)	$ 76,584,864	(2)		$ 9,014.04	(2)
Shares each representing		2,000,000 shs(5)	$18.68	(3)	$ 37,360,000	(3)		$ 4,397.27	(3)
four ordinary shares of		510,000 shs(6)	$18.68	(3)	$ 9,526,800	(3)		$ 1,121.30	(3)
£1 each of Imperial		2,000,000 shs(7)	$18.68	(3)	$ 37,360,000	(3)		$ 4,397.27	(3)
Chemical Industries Plc		7,000,000 shs(8)	$18.68	(3)	$130,760,000	(3)		$15,390.45	(3)
	Total	16,014,992 shs					Total	$34,320.33

(1)	Plus such indeterminate number of American Depositary Shares (“ADSs”) of Imperial Chemical Industries Plc as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price (rounded to the nearest cent) of previously issued stock appreciation rights (“SARs”). See note (4), below. Offering prices are estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the ADSs on the New York Stock Exchange on June 24, 2005. Offering prices are estimated solely for the purpose of calculating the registration fee.

(4)	Represents 4,504,992 ADSs issuable upon exercise of stock appreciation rights (“SARs”) previously granted under the Senior Staff Share Appreciation Rights Plan of ICI American Holdings Inc. (“SSSARP”) with a weighted average exercise price for such SARs of $17.00 per ADS.

(5)	Represents 2,000,000 ADSs issuable upon satisfaction or waiver of vesting and performance condition requirements for units granted prior to the date hereof, or for future grants of units, under the ICI Performance Share Plan.

(6)	Represents 510,000 ADSs that are either subject to restriction or reserved for grants under the Imperial Chemical Industries Plc Restricted Share Plan.

(7)	Represents 2,000,000 ADSs issuable upon satisfaction or waiver of vesting and performance condition requirements for units granted prior to the date hereof, or for future grants of units, under the ICI Performance Growth Plan.

(8)	Represents 7,000,000 ADS issuable upon exercise of SARs granted prior to the date hereof, or for future grants of SARs under the ICI Executive Share Option Plan 2004 (which is referred to in the KPMG consent as the ICI Executive Share Plan 2004).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

        Omitted from this registration statement pursuant to the provisions of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

        Omitted from this registration statement pursuant to the provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents are incorporated herein by reference:

        (a) The Annual Report on Form 20-F for the fiscal year ended December 31, 2004 of Imperial Chemical Industries PLC (“ICI”), the registrant, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”).

        (b) All other reports filed by ICI pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

        (c) The description of ICI’s Ordinary Shares, units of £1 each, and American Depositary Receipts evidencing American Depositary Shares, each American Depositary Share representing four shares of Ordinary Shares of £1 each of ICI, from Item 1 of the Form 8-A registration statement of ICI filed under the Exchange Act (Commission File No. 1-8588).

        In addition, all documents subsequently filed by ICI pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of the filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        (a) The indemnification provisions of the Articles of Association of ICI provide as follows:

        Article 190 provides:

        “Subject to the provisions of the Act [the Companies Act, 1985], but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this Article 190 shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article 190, or any element of it, to be treated as void under the Act of otherwise under the Statutes.”

        (b) Section 310 of the Companies Act, 1985, provides:

        “(1) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

        (2) Except as provided by the following subsection, any such provision is void.

        (3) This section does not prevent a company,

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him,

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

(ii)	in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

        Section 727 of the Companies Act, 1985, provides:

        “(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

        (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

        (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number

4(a).	Form of Amended and Restated Deposit Agreement dated as of [June 15, 2004] among ICI, Citibank, N.A., as depositary (“Depositary”), and the Holders and Beneficial Owners of American Depositary Shares Evidenced by American Depositary Receipts (“ADRs”), issued thereunder including the form of ADR attached thereto as Exhibit A. Incorporated by reference to Exhibit (a) to the Form F-6 Registration Statement of ICI filed under the Securities Act of 1933 (“1933 Act”); see Commission File No. 333-113535 filed on March 12, 2004.

4(b).	Senior Staff Share Appreciation Rights Plan of ICI American Holdings, Inc.

4(c).	ICI Performance Share Plan.

4(d).	ICI Executive Share Option Plan 2004

4(e).	ICI Performance Growth Plan

4(f).	Imperial Chemical Industries PLC Restricted Share Plan.

23.	Consent of KPMG Audit Plc, Chartered Accountants, London, England.

24.	Powers of Attorney.

Item 9. Undertakings.

        (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

_________________

        ICI and KPMG Audit Plc have acknowledged that any indemnity purported to be provided to KPMG Audit Plc by ICI’s Articles of Association is unenforceable under United States federal law insofar as such indemnity conflicts with Section 14 of the Securities Act of 1933, as amended, or Section 29 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant, Imperial Chemical Industries PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on June 29, 2005.

IMPERIAL CHEMICAL INDUSTRIES PLC
(Registrant)
By /s/ Thomas M. Hindmarch
Thomas M. Hindmarch
Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title

*	Chairman
Peter B. Ellwood

*	Chief Executive
John D. G. McAdam	(Principal Executive Officer)

*	Chief Financial Officer
Timothy A. Scott	(Principal Financial Officer)

*	Group Financial Controller (Principal
Nigel Cribb	Accounting Officer)

*	Senior Independent Director
Rt. Hon. Lord Butler

*	Non-Executive Director
Joseph T. Gorman

*	Non-Executive Director
Richard N. Haythornthwaite

*	Non-Executive Director
Adri Baan

*	Non-Executive Director
The Baroness Noakes

*	Executive Director
William H. Powell

*	Executive Director
David C. M. Hamill

*	Executive Director
Chares F. Knott
*By	/s/ Thomas M. Hindmarch Thomas M. Hindmarch Attorney-in-Fact June 29, 2005

Authorized Representative

Name	Date
/s/ Thomas M. Hindmarch	June 29, 2005
Thomas M. Hindmarch, as the duly
Authorized representative of
Imperial Chemical Industries
PLC in the United States

EXHIBIT INDEX

Exhibit

4(a).	Form of Amended and Restated Deposit Agreement dated as of [June 15, 2004] among ICI, Citibank, N.A., as depositary (“Depositary”), and the Holders and Beneficial Owners of American Depositary Shares Evidenced by American Depositary Receipts (“ADRs”), issued thereunder including the form of ADR attached thereto as Exhibit A. Incorporated by reference to Exhibit (a) to the Form F-6 Registration Statement of ICI filed under the Securities Act of 1933; see Commission File No. 333-113535 filed on March 12, 2004.

4(b).	Senior Staff Share Appreciation Rights Plan of ICI American Holdings, Inc.

4(c).	ICI Performance Share Plan.

4(d).	ICI Executive Share Option Plan 2004

4(e).	ICI Performance Growth Plan

4(f).	Imperial Chemical Industries PLC Restricted Share Plan.

23.	Consent of KPMG Audit Plc, Chartered Accountants, London, England.

24.	Powers of Attorney.